UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

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Advaxis, Inc.

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Advaxis Proxy Statement Supplement

May 22, 2013

Dear Advaxis Stockholder:

Since the filing of our recent proxy statement, we have had the opportunity to interact with several of our stockholders and our advisors regarding the proposals in the proxy statement for the Advaxis 2013 Annual Meeting of stockholders. Following this interaction, we have decided to revise certain proposals set out in the proxy statement to reflect the stockholder feedback we received regarding Proposals 2, 3 and 4.

Specifically, in the enclosed supplement to the proxy statement dated May 22, 2013, you will find the following changes:

•	Proposal 2: the proposal to approve a reverse stock split at the discretion of the board of directors at a ratio of no greater than 125:1. In the earlier proxy, management proposed a range of 70:1 to 200:1.

•	Proposal 3: the proposal to decrease the total number of authorized shares of common stock on a post-split adjusted basis, subject to approval and implementation of Proposal 2, now proposes a decrease resulting in a total number of 50,000,000 shares of common stock. In the earlier proxy, management proposed a total number of 300,000,000 shares of common stock.

•	Proposal 4: the proposal to approve an amendment our 2011 Omnibus Incentive Plan now proposes to increase the aggregate number of shares of common stock authorized for issuance under the plan by 75,000,000 shares of common stock. In the earlier proxy, management proposed an increase of 155,000,000 shares of common stock.

Even with these changes, this is a big step for our Company. Prior to our filing of our registration statement on Form S-1, we were prohibited from providing the rationale for these proposals. We do so, below:

Reverse Stock Split

A reverse stock split combines the existing outstanding shares. The price increase of the shares adjusts automatically in the stock market when the company implements the action. The equity capital of the company and its net assets remain the same. For instance, a board of directors of a company decides to do a 125:1 stock split. In this scenario, if the stock price per share stood at $0.05, the new value per share would become $6.25, while the net worth of the stock would remain the same. For every one hundred and twenty-five shares, there would now be one.

This concept is illustrated in the hypothetical example below:

Share Ownership and Stock Price Illustration	Before reverse stock split	After 1:70 reverse stock split	After 1:100 reverse stock split	After 1:125 reverse stock split
Shares owned	14,000	200	140	112
Multiplied by illustrative price per share	$0.05	$3.50	$5.00	$6.25
Total Value	$700.00	$700.00	$700.00	$700.00

Reasons For Choosing A Reverse Stock Split

Liquidity. The primary reason for a reverse stock split is to increase the price of our shares and provide us with the ability to list our shares on The NASDAQ Capital Market.  When shares are listed on NASDAQ, it usually provides greater liquidity for the shares. With a reverse stock split, liquidity is increased because a higher price usually provides a company access to new investors.  Moreover,  a price above $5 allows two important investor groups to consider our stock: investors with brokerage accounts, whose brokerage rules discourage investment in “penny stocks,” and large, long term strategic investors who also generally do not consider stocks below that price. This broader range of investors can make financing more efficient and less costly than our previous financings.

Nasdaq Listing. As described in the proxy statement and supplement thereto, approval of these proposals will give our Company the opportunity to uplist to NASDAQ where many of our peers are already located. A $4 minimum new listing price is a requirement for NASDAQ. We have lowered the maximum possible reverse split ratio to preserve our ability to meet this target with a degree of “safety margin.” NASDAQ itself usually provides better liquidity as a well-established national exchange for life science companies. Further, NASDAQ rules put limitations on some future fundraising without shareholder approval and additional corporate governance requirements, which provide further stockholder protections.

Reasons for Amendment to Authorized Share Capital Post-Reverse Stock Split

We would like continue to advance our lead product candidate, ADXS-HPV, as well as to achieve our other operational goals. In order to achieve this advancement, we will need to raise additional capital and, to do so, we need to have a sufficient amount of authorized shares available.  We recently filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission to facilitate a capital raise.

We initially sought 300,000,000 authorized shares of common stock on a post-split adjusted basis as sufficient for this purpose. However, in response to valuable feedback we received from our stockholders, and in the view of our advisors, we have decided to decrease this amount to 50,000,000, which we believe, at this time, will provide us with a sufficient number of shares of common stock available for future capital raises. Access to capital is important for expansion of our development plan, acquisitions, and collaborations; all of which may require additional shares, which are included in the proposed authorized shares available of 50,000,000 shares.

Reasons for Supporting Changes in the Omnibus Incentive Plan

Many corporations have used incentive plans as a way to motivate employees, foster employee satisfaction, improve employee performance and retention. Our Omnibus Incentive Plan is in place for these reasons.  Under our plan, all employee awards are issued at market prices. Therefore, they have no value unless our stock price appreciates above the exercise price. We believe that this non-cash tool is an effective way to align Advaxis employee interests with that of our stockholders.

* * *

In summary, this entire process (the reverse stock split and authorized share capital amendment) is aimed to improve stockholder value and liquidity by remedying our capital structure and cash-on-hand position, which we believe has historically been a key limiter to both share price appreciation and our ability to move our business forward. We ask for and need your support to move forward, now.

Management Recommendation. Management strongly recommends that you vote in favor of these three proposals, as revised, to enable us to successfully execute the Company’s strategic and operating plans. We believe this is in the best interest of our stockholders and the future of the Company to do so.

If you have already voted “for” these proposals in the earlier proxy, you do not need to again vote “for” these proposals.

If you previously voted “against” these proposals and wish to change your vote, you may do so by telephone, Internet, or by using the enclosed voting instruction form.

In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies. Your vote is extremely important and we urge you to vote with management whether you recast your vote or are voting for the first time.

In order to allow for sufficient time to vote on these revised proposals, the date of the annual meeting has been rescheduled to June 14, 2013 at 10am at the Princeton Marriott Hotel.

Thank you for your support.

Thomas A. Moore

Chairman & Chief Executive Officer

If you need assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC at 855-231-8973.